ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-156695

Dated October 5, 2011

UBS

Media Relations
UBS AG

Media release

Media Release: October 5, 2011

UBS LAUNCHES A 2X LEVERAGED ISE CLOUD COMPUTING™ TR INDEX EXCHANGE TRADED NOTE

ETRACS ETN LINKED TO THE ISE CLOUD COMPUTING™ TOTAL RETURN INDEX COMPRISES FORTY COMPANIES ACTIVELY INVOLVED IN THE CLOUD COMPUTING INDUSTRY

New York, October 5, 2011 – UBS Investment Bank announces trading on the NYSE Arca for a new ETRACS Exchange Traded Note that provides a monthly compounded two times leveraged exposure to the performance of the **ISE Cloud Computing™ Total Return Index** (the "Index"). Investors now have the ability to obtain 2x leveraged exposure to a portfolio of companies actively involved in the cloud computing segment of the IT industry.

The **ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN (Ticker: LSKY)** provides a monthly compounded two times leveraged exposure to the performance of the Index, reduced by accrued tracking fees and accrued financing charges.

The Index currently consists of forty cloud computing stocks spanning the pure play, non pure play and technology conglomerate categories. Among the current Index constituents are Amazon.com Inc. and Blackboard Inc.

"There is a tremendous amount of investor interest in cloud computing, and this ETN provides investors with a leveraged alternative to gain exposure to companies involved in this exciting segment of the technology market," said Christopher Yeagley, Managing Director and US Head of Equity Structured Products. "Investors are increasingly seeking exchange-traded solutions to obtain leveraged exposure to assets and we aim to continue to meet that demand."

About the Index

The **ISE Cloud Computing™ Total Return Index** (Ticker: CPJ) was created as a performance benchmark for companies in the cloud computing technology market. The Index is a total return index that uses a market capitalization weighted allocation across the pure play, non pure play and technology conglomerate categorizations as well as an equal weighted allocation methodology for all components within each sector allocation. Index components are reviewed semi-annually for eligibility, and the weights are re-set according to that distribution. **The Index was created on June 6, 2011 and has no performance history prior to that date.**

The top 10 holdings in the Index, as of October 3, 2011, are as follows:

Top 10 Holdings		
Amazon.com Inc	AMZN	4.68%
Blackboard Inc	BBBB	4.60%
RightNow Technologies Inc	RNOW	4.53%
Cisco Systems Inc	CSCO	4.14%
Google Inc	GOOG	4.01%
Teradata Corp	TDC	3.95%
Oracle Corp	ORCL	3.69%
Equinix Inc	EQIX	3.59%
Vmware Inc	VMW	3.48%
Apple Inc.	AAPL	3.46%

Source: ISE, as of October 3, 2011

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

Exchange Traded Access Securities, ETRACS, are exchange-traded notes (ETNs), an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETNs may offer:

Access to asset classes with historically low correlations to more traditional asset classes Convenience of an exchange-traded security Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG (“UBS”), are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

There are 38 other ETRACS ETNs:

ETRACS ETN Name Ticker Master Limited Partnerships Alerian MLP Infrastructure MLPI

2x Monthly Leveraged Long Alerian MLP Infrastructure MLPL

1x Monthly Short Alerian MLP Infrastructure TR* MLPS

Alerian Natural Gas MLP MLPG Wells Fargo MLP Index MLPW

Business Development Companies

Wells Fargo Business Development Company Index BDCS

2x Monthly Leveraged Wells Fargo Business Development Company Index BDCL

Alpha Strategies

Long-Short S&P 500 VIX Futures XVIX Natural Gas Futures Contango ETN GASZ Oil Futures Contango ETN OILZ

Hybrid

S&P 500 Gold Hedged SPGH

Commodities

CMCI TR UCI CMCI Agriculture TR UAG CMCI Energy TR UBN CMCI Food TR FUD CMCI Gold TR UBG CMCI Industrial Metals TR UBM CMCI Livestock TR UBC CMCI Long Platinum ER* PTM CMCI Short Platinum ER PTD CMCI Silver TR USV DJ-UBS Commodity Index TR DJCI

Equities

Internet IPO ETN EIPO Monthly 2xLeveraged Internet IPO ETN EIPL Long ISE Solid State Drive Index SSDD 2xLeveraged Long ISE Solid State Drive Index SSDL

Volatility

Long-Short S&P 500 VIX Futures XVIX Long 1-Month S&P 500 VIX Futures VXAA Long 2-Month S&P 500 VIX Futures VXBB Long 3-Month S&P 500 VIX Futures VXCC Long 4-Month S&P 500 VIX Futures VXDD Long 5-Month S&P 500 VIX Futures VXEE Long 6-Month S&P 500 VIX Futures VXFF Short 1-Month S&P 500 VIX Futures AAVX Short 2-Month S&P 500 VIX Futures BBVX

Short 3-Month S&P 500 VIX Futures CCVX Short 4-Month S&P 500 VIX Futures DDVX Short 5-Month S&P 500 VIX Futures EEVX Short 6-Month S&P 500 VIX Futures FFVX

*TR=Total Return and ER=Excess Return

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275). Futures and futures options trading is speculative, involves a high degree of risk and is not suitable for all investors. Past performance is not necessarily indicative of future results.

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. “Dow Jones,” “DJ-UBS Commodity Index” and “DJ-UBSCI” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 Gold Hedged,” “SS&P 500 VIX Short-Term Futures Index,” “S&P 500 VIX 2-Month Futures Index,” “S&P 500 VIX 3-Month Futures Index,” “S&P 500 VIX 4-Month Futures Index,” “S&P 500 VIX Mid-Term Futures Index,” and “S&P 500 VIX 6-Month Futures Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed to S&P. The ETRACS ETNs are not sponsored, endorsed, sold or promoted by S&P or CBOE and neither S&P nor CBOE makes any representation regarding the advisability of investing in the ETNs. “ISE Cloud Computing™ Total Return Index”, “ISE Solid State Drive™ Index”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” and “Licensor”) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. The ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN are not sponsored, endorsed, sold or promoted by International Securities Exchange, LLC (“Licensor”). Licensor makes no representation or warranty, express or implied, to the owners of the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN or any member of the public regarding the advisability of trading in the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN. Licensor’s only relationship to UBS AG (“UBS”) is the licensing of certain trademarks and trade names of Licensor and of the ISE Cloud Computing™ Total Return Index and ISE Solid State Drive™ Index which is determined, composed and calculated by Licensor without regard to UBS or the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN. Licensor has no obligation to take the needs of UBS or the owners of the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN into consideration in determining, composing or calculating the ISE Cloud Computing™ Total Return Index or ISE Solid State Drive™ Index. Licensor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN to be listed or in the determination or calculation of the equation by which the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN are to be converted into cash. Licensor has no obligation or liability in connection with the administration, marketing or trading of the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN. LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ISE CLOUD COMPUTING™ TOTAL RETURN INDEX AND ISE SOLID STATE DRIVE™ INDEX OR ANY DATA INCLUDED THEREIN AND LICENSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE ETRACS MONTHLY 2XLEVERAGED ISE CLOUD COMPUTING TR INDEX ETN, ETRACS ISE SOLID STATE DRIVE INDEX ETN AND THE ETRACS MONTHLY 2XLEVERAGED ISE SOLID STATE DRIVE INDEX ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ISE CLOUD COMPUTING™ TOTAL RETURN INDEX AND ISE SOLID STATE DRIVE™ INDEX OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE ISE CLOUD COMPUTING™ TOTAL RETURN INDEX AND ISE SOLID STATE DRIVE™ INDEX OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN LICENSOR AND UBS. Alerian MLP Infrastructure Index, Alerian Natural Gas MLP Index, Alerian MLP Infrastructure Total Return Index, AMZI, AMZIX and ANGI are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. ETRACS Wells Fargo MLP Index is not issued, guaranteed, sponsored, endorsed, sold or promoted by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the advisability of investing in securities generally or in this ETRACS Wells Fargo MLP Index particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to this ETRACS Wells Fargo MLP Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo MLP Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the listing, registration, distribution, administration, marketing, trading or redemption or settlement by the issuer or otherwise of this ETRACS Wells Fargo MLP Index. Wells Fargo does not guarantee the accuracy and/or the completeness of the index or of any data supplied by it or any data included therein. Wells Fargo makes no warranty, express or implied, as to results to be obtained by UBS AG and the ETRACS Wells Fargo MLP Index, or any other person or entity from the use of index or of the data supplied by Wells Fargo or any data included therein. Wells Fargo makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the index and the data supplied by Wells Fargo or any data included therein. Without limiting any of the foregoing, in no event shall Wells Fargo have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.-Ends-

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Notes to Editors

UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. We combine our wealth management, investment banking and asset management businesses with our Swiss operations to deliver superior financial solutions. UBS is present in all major financial centers worldwide. It has offices in over 50 countries, with about 37% of its employees working in the Americas, 37% in Switzerland, 16% in the rest of Europe and 10% in Asia Pacific. UBS employs about 65,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE). www.ubs.com/media